Exhibit 10.48

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the "Agreement") is made and entered into effective as of July 1, 2021 (the "Effective Date"), by and between John Sullivan, an individual (the "Employee") and iSun, Inc., a Delaware corporation (the "Company" ).

RECITALS

A.          It is expected that the Company, from time to time, will consider the possibility of merging with or being acquired by another company, or otherwise entering into a change of control transaction. The Board of Directors of the Company (the "Board”) recognizes that such consideration can be a distraction to the Employee and can result in Employee considering alternative employment opportunities.

B.          The Board has determined that it is in the best interests of the Company and its stockholders to take steps towards assuring that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a merger, acquisition or change of control transaction. As a result, the Board believes the Company should provide the Employee with certain severance benefits in the event the Employee's employment with the Company terminates under certain circumstances, such benefits to provide the Employee with enhanced financial security, sufficient incentive to remain with the Company, and sufficient motivation to maximize the value of the Company for the benefit of its stockholders.

C.          Certain capitalized terms used in the Agreement are defined in Section 4 below.

AGREEMENT

In consideration of the mutual covenants herein contained, and the continuing employment of the Employee by the Company, the parties agree as follows:

I.          At-Will Employment. Except as may be provided in an Employment Agreement between the Company and the Employee, the Company and the Employee acknowledge that the Employee's employment is and shall continue to be "at-will," as defined or interpreted under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and practices or in accordance with other agreements between the Company and the Employee.

2.           Change of Control Benefits.

(a)      Benefits upon Termination in Connection with a Change of Control. If, within 3 months prior to a Change of Control or 24 months after a Change of Control (the "Change of Control Period''), the Employee's employment terminates as a result of an Involuntary Termination or a Resignation for Good Reason, then, subject to subsection 2(c), the Employee shall receive the following benefits:

(i)         on the Termination Date, payment of any base salary that has accrued but was not paid as of the Termination Date (the "Accrued Base Salary");

(ii)         on the Termination Date, payment of the value of any unused paid time off (PTO) days that have accrued but remain unpaid as of the Termination Date calculated in accordance with the Company's PTO policies then in effect ("Accrued PTO");

(iii)     on the Termination Date, reimbursement for expenses incurred by Employee prior to the Termination Date that are subject to reimbursement in accordance with the Company's policies then in effect ("Accrued Reimburseable Expenses");

(iv)        on the Termination Date, payment of any cash incentive bonus with respect to the fiscal year prior to year in which the Termination Date occurred that has been earned and accrued as of the Termination Date, but has not been paid (the "Accrued Incentive Bonus");

(v)       a lump sum payment to be paid no more than 30 days following the Termination Date equal to the sum of the following (the "Severance Payments"):

a)          an amount equal to the Employee's highest monthly base salary at any time within the 12-month period immediately preceding the Termination Date multiplied by 24; and

b)          an amount equal to 100% of the Employee's target incentive bonus for the year in which the Termination Date occurs (as previously determined by the Board or a committee of the Board);

(vi)        the Company shall permit Employee to elect to continue health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), in accordance therewith, for a period of 12 months from the Termination Date or until Employee commences new employment providing substantially similar benefits, whichever is earlier (the "Change of Control Severance Benefit Period') and the Company shall reimburse Employee for the amount of the monthly premium charged Employee by the applicable insurance carriers for such continuation coverage under COBRA. In the event that either the Change in Control Severance Benefit Period exceeds the maximum continuation coverage period permissible under COBRA, would subject the Company to excise tax, or such coverage is not available for any other reason, the Company shall reimburse Employee directly for the expenses incurred by him or her and his or her covered dependents, if any, to obtain substantially similar benefits during the remainder of the Change in Control Severance Benefit Period, which payments shall be deemed to be separate payments for purposes Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"); and

(vii)      immediate vesting and the right to exercise 100% of the Employee's outstanding options, stock appreciation rights, restricted stock awards, restricted stock units and other equity based awards that were otherwise unvested as of the Termination Date, and the immediate lapse of any Company rights to repurchase any vested or unvested shares of common stock, restricted stock awards, restricted stock units and other equity awards (including under any existing right of first refusal agreement (or similar provision) pursuant to which any Company right of repurchase existed as of the Termination Date.

(b)         Benefits upon Voluntary Resignation or Termination for Cause. If the Employee's employment with the Company terminates during the Change of Control Period other than as a result of an Involuntary Termination or a Resignation for Good Reason, including termination due to Employee's Disability or death, then the Employee shall receive the following benefits payable on the Termination Date:

(i)	the Accrued BaseSalary;

(ii)	the Accrued PTO;

(iii)	the Accrued Reimburseable Expenses; and

(iv)	the Accrued Incentive Bonus.

However, Employee will not be entitled to receive any other severance benefits described in this Section 2 or other benefits except for those (if any) as may then be established under the Company's then-existing severance and benefits plans and practices, or pursuant to other written agreements with the Company.

(c)          Release. Notwithstanding any provision herein to the contrary, prior to the payment of any Severance Payments and the reimbursement of health benefit premiums during the Change of Control Severance Benefit Period, Employee shall have executed, and not revoked, a Release of Claims. Any payments subject to a Release of Claims may be delayed by the Company until the effective date and expiration of any revocation period of a Release of Claims.

3.           Limitations on Payments.

(a)          Code Section 409A.

(i)          Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines, after consultation and agreement with Employee (and Employee's legal counsel as applicable) that Section 409A of the Code will result in the imposition of interest and additional tax, Employee shall not be paid any compensation or benefits hereunder upon a separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations promulgated thereunder) until the date which is six (6) months after the date of such separation from service (or, if earlier, the date of death of Employee). Such severance or other benefits otherwise due to Employee on or within the six (6) month period following Employee's termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the Termination Date. All subsequent payments, if any, will be payable as provided in this Agreement.

(ii)          The benefits under this Agreement are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to comply with this intention. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement, and to take such further actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.

(b)        Code Section 2800. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Section 3(b) would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's benefits under Section 2 of this Agreement shall be either:

(i)            delivered in full, or

(ii)         delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 3(b) shall be made in writing by the Company's independent public accountants immediately prior to the Change of Control (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 3(b) the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3(b). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3(b).

4.           Definition of Terms. The following terms referenced to in this Agreement shall have the following meanings:

(a)          Cause. "Cause" means:

(i)           The Employee's continued intentional and demonstrable failure to perform his or her duties customarily associated with the Employee's position as an employee of the Company or its respective successors or assigns, as applicable (other than any such failure resulting from the Employee's mental or physical Disability) after the Employee has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company's belief that the Employee has not devoted sufficient time and effort to the performance of his or her duties and has failed to cure such non-performance within thirty (30) days after receiving such notice (it being understood that if the Employee is in good faith performing his or her duties, but is not achieving results the Company deems satisfactory for the Employee's position, it will not be considered to be grounds for termination of the Employee for "Cause");

(ii)         The Employee's conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business;

(iii)         The Employee's engagement in dishonest or illegal conduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)          The Employee's commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against, and causing material harm to, the Company or its respective successors or assigns, as applicable;

(v)           The Employee's unauthorized use of the Company's material confidential information; or

(vi)          The Employee's prohibited or unauthorized competitive activity.

(a)         Change of Control. "Change of Control” means (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Company's jurisdiction of incorporation), unless the Company's stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity, except that any change in the ownership of the stock of the Company as a result of a financing by the Company that is approved by the Board and in which both the Board and Employee determine is not a Change of Control for the purposes of this Agreement will not be considered a Change of Control, or (B) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

(b)       Disability. "Disability" means Employee's failure substantially to perform the Employee's duties on a full-time basis for a period exceeding one hundred eighty (180) consecutive days or for periods aggregating more than one hundred eighty (180) days during any twelve (12) month period as a result of incapacity due to physical or mental illness. If there is a dispute as to whether the Employee is or was physically or mentally unable to perform the Employee's duties, such dispute will be determined by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be unreasonably withheld). Notwithstanding the foregoing, if the Employee participates in any group disability plan provided by the Company, which offers long-term disability benefits, "Disability" will mean disability as defined therein.

(c)       Involuntary Termination. "Involuntary Termination" means termination of the Employee's employment, without the Employee's consent, by the Company for any reason other than Cause.

(d)       Release of Claims. "Release of Claims" shall mean a waiver by the Employee, in a form satisfactory to the Company, of all employment-related obligations of and claims and causes of action against the Company, and a non-disparagement agreement by the Employee in a form satisfactory to the Company. The Release of Claims shall not release claims that cannot be released as a matter of law. Whenever in this Agreement a payment or benefit is conditioned on Employee's execution of a Release of Claims, such Release of Claims must be executed, and all applicable revocation periods shall have expired, within 60 days after the Termination Date, failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes non-exempt "deferred compensation" for purposes of Section 409A of the Code, and if such 60 day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the Release of Claims becomes irrevocable in the first such calendar year.

(e)        Resignation for Good Reason. "Resignation for Good Reason" shall mean a resignation by Employee following the occurrence of one of the following:

(i)           a material reduction in the amount of the Employee's base salary, other than a general reduction in base salary that affects all similarly situated employees in substantially the same proportions;

(ii)          a material reduction in the aggregate amount of Employee's target incentive cash bonus and other benefit plans (including, without limitation, insurance coverage, bonus plans, equity compensation plans and similar plans and arrangements);

(iii)         any material breach by the Company of any material provision of this Agreement which continues uncured for 30 days following notice thereof;

(iv)          a material reduction in the Employee's duties or responsibilities; or

(v)          a change of fifty (50) miles or more of the geographic location at which the Employee must primarily perform services for the Company, other than a relocation which does not increase Employee's commute time.

Any purported Resignation for Good Reason pursuant to Section 4(e)(i) through 4(e)(v) above will not be effective until the Employee has delivered to the Company, within 60 days of the initial existence of the Good Reason condition, a written explanation that describes the basis for the Employee's belief that the Employee should be permitted to terminate the Employee's employment and have it treated as a Resignation for Good Reason and the Company has been given 30 days following delivery of such notice to cure any curable violation.

(f)         Termination Date. "Termination Date" shall mean the effective date of termination of employment, subject to the expiration of any applicable cure period, or in the case of a termination upon Employee's death, the date on which Employee dies as determined by reference to the final death certificate.

5.           Successors.

(a)      Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement pursuant to this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)        Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.           Notice.

(a)         General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home address that the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Chairman of the Board.

(b)        Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination or Resignation for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 6(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination or Resignation for Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing the Employee's rights hereunder.

7.           Term and Termination. The term of this Agreement shall be 5 years from the Effective Date; provided, however, that this Agreement shall automatically renew for successive 1- year periods unless either party gives the other party notice, at least 180 days in advance of the next renewal date, of such party's intent that this Agreement terminate effective as of such next renewal date, in which case the Agreement shall terminate as of such next renewal date; provided further, however, that in the event of a Change of Control that precedes the effective date of any such termination, the term of this Agreement shall extend at least until the second anniversary of such Change of Control. Notwithstanding the foregoing, if the Employee becomes entitled to benefits pursuant to Section 2 of this Agreement, this Agreement will not terminate until, but will terminate at, such time that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

8.           Miscellaneous Provisions.

(a)          No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement.

(b)         Waiver and Amendment. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)         No Reliance. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d)          Entire Agreement. This Agreement contains all of the terms agreed upon between the Employee and the Company with respect to the subject matter hereof and replaces and supersedes all prior change in control agreements between the Employee and the Company.

(e)         Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

(t)        Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)         No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection shall be void.

(h)        Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes. If the Company does not make such withholdings on Employee's behalf Employee shall pay when due all such taxes (and any related penalties and interest) imposed on Employee and shall indemnify the Company for Employee's failure to do so.

(i)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

G)          Arbitration.

(i)         Except as provided in subsection 8(j)(iv) below, the parties hereto agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination of this Agreement, and/or any other dispute arising from or relating to Employee's employment with Company, shall be finally settled by binding arbitration, unless otherwise required by law, administered by JAMS in accordance with the JAMS Employment Arbitration Rules as then in effect (the "Rules"). A current copy of the JAMS Employment Arbitration Rules can be obtained at https://www.jarnsadr.com/rules-employment-arbitration/. The arbitration proceedings will be held before a single, neutral arbitrator in the State of Vermont. The fees of the arbitrator and all other costs that are unique to the arbitration process shall be paid by the Company to the extent required by law; otherwise, each party shall be solely responsible for paying its own costs for the arbitration, including but not limited to attorneys' fees. However, if either party prevails on a claim which affords the prevailing party attorneys' fees pursuant to law, statute, or contract, the arbitrator may award reasonable attorneys' fees to the prevailing party.

(ii)          The arbitrator shall have the authority to order such discovery by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The arbitrator may grant injunctions or other relief in such dispute or controversy. The arbitrator is authorized to award any remedy or relief available under applicable law that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the parties had the matter been heard in a court. The award of the arbitrator shall be in writing and shall contain the arbitrator's factual findings, legal conclusions and reasons for the award. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration, and judgment may be entered on the decision of the arbitrator in any court having jurisdiction.

(iii)          The arbitrator shall apply Vermont law to the merits of any dispute or claim, without reference to rules of conflicts of law.

(iv)         The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

(v)          EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, OR EMPLOYEE'S EMPLOYMENT WITH COMPANY TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW. EMPLOYEE FURTHER UNDERSTANDS THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL. EMPLOYEE FURTHER UNDERSTANDS THAT THIS ARBITRATION CLAUSE RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EMPLOYEE'S RELATIONSHIP WITH THE COMPANY, INCLUDING BUT NOT LIMITED TO CLAIMS OF HARASSMENT, DISCRIMINATION, WRONGFUL TERMINATION, AND ANY STATUTORY CLAIMS.

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IN WITNESS WHEREOF, each of the parties has executed this Change of Control Agreement as of the Effective Date.

EMPLOYEE:		COMPANY:

John Sullivan		ISUN, INC.

By:	/s/ John Sullivan	By:	/s/ Jeffrey Peck

Name: John Sullivan		Name: Jeffrey Peck

Title: Chief Financial Officer		Title: CEO, Chairman of the Board